Filed Pursuant to Rule 424(b)(7)
File No. 333-131373

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated January 30, 2006, as supplemented by Prospectus Supplement dated November 8, 2007)

23,545,368 Shares

The Nasdaq Stock Market, Inc.

COMMON STOCK

The selling stockholders identified in this prospectus supplement are offering 23,545,368 shares of common stock of The Nasdaq Stock Market, Inc. in an underwritten offering. Morgan Stanley & Co. Incorporated will purchase the shares of common stock from the selling stockholders for $1,018,572,619.68. The selling stockholders will receive all of the net proceeds from this offering. You should carefully read this prospectus supplement and the prospectus dated January 30, 2006, as supplemented by the prospectus supplement dated November 8, 2007 (together, the “Prospectus”), together with the documents we incorporate by reference, before you invest in our common stock. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

The common stock is listed on The NASDAQ Global Select Market under the symbol “NDAQ”. The last reported sale price of The Nasdaq Stock Market, Inc.’s common stock on The NASDAQ Global Select Market on November 8, 2007 was $45.40 per share.

Investing in our common stock involves risks. See the “Risk Factors” sections of our Preliminary Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on November 5, 2007 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which are incorporated by reference in this prospectus supplement, to read about factors you should consider before buying shares of our common stock.

The underwriter may offer the common stock from time to time in one or more transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on November 14, 2007.

MORGAN STANLEY

November 9, 2007

THE OFFERING

Common stock offered by the Selling Stockholders	23,545,368 shares

Shares outstanding as of October 31, 2007	113,767,886 shares

Use of proceeds	We will not receive any proceeds from the sale of shares by the Selling Stockholders.

Risk factors

Before investing in our common stock, you should carefully read and consider the information set forth in the “Risk Factors” sections of our Preliminary Proxy Statement filed with the SEC on November 5, 2007 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which are incorporated by reference in this prospectus supplement.

Listing	Our common stock currently trades on The NASDAQ Global Select Market under the ticker symbol “NDAQ.”

Unless we indicate otherwise, all information in this prospectus supplement:

•	assumes 113,767,886 shares outstanding as of October 31, 2007; and

•	excludes:

•	up to 764,630 shares of restricted stock issued to our employees and directors pursuant to equity compensation awards;

•

up to 9,812,006 shares of common stock issuable upon the exercise of options granted to our employees and directors, of which 4,418,316 were exercisable as of October 31, 2007 at a weighted average exercise price of $8.70;

•

up to 30,689,636 shares of common stock issuable upon the conversion of our 3.75% convertible subordinated notes due October 2012 currently owned by (i) Hellman & Friedman Capital Partners IV, L.P., H&F Executive Fund IV, L.P., H&F International Partners IV-A, L.P. and H&F International Partners IV-B, L.P. (together, the “H&F Partnerships”), (ii) Silver Lake Partners TSA, L.P., Silver Lake Investors, L.P., Silver Lake Partners II TSA, L.P. and Silver Lake Technology Investors II, L.P. (together, the “SLP Partnerships”), (iii) Integral Capital Partners VI, L.P. and (iv) VAB Investors, LLC at a conversion price of 0.0689655 shares per $1.00 of principal amount, which are currently convertible; and

•

up to 4,962,500 shares of common stock issuable upon the exercise (without using the net issue exercise option) of warrants granted to the H&F Partnerships, the SLP Partnerships, Integral Capital Partners VI, L.P. and VAB Investors, LLC, which are currently exercisable in full. In connection with the sale to the underwriter, the Series A Warrants and the Series B Warrants owned by the H&F Partnerships were exercised using the net issue exercise option resulting in the issuance of 2,355,724 shares of common stock.

The shares of common stock, issuable upon conversion of the Series A 3.75% Convertible Notes due 2012 or exercise of the Series A Warrants held by SLP Partnerships, Integral Capital Partners VI, L.P. and VAB Investors, LLC, have been registered pursuant to the prospectus supplement dated November 8, 2007 and may be offered by such holders from time to time pursuant to such prospectus supplement.

SELLING STOCKHOLDERS

The common shares referred to in this prospectus supplement are held by H&F Partnerships as Selling Stockholders. The following table sets forth information as of October 31, 2007 regarding beneficial ownership of common shares by the Selling Stockholders, which are being offered pursuant to this prospectus supplement. The amounts set forth under “Shares Beneficially Owned Prior to the Offering” in the following table assumes (i) the Series A Notes and the Series B Notes (as defined below) are converted into common shares at the conversion price of 0.0689655 shares per $1.00 of principal amount, (ii) the Series A Warrants and the Series B Warrants described below are exercised in full (without using the net issue exercise option) and (iii) that fractional shares resulting from any conversion be paid in cash. In connection with the offering, the Selling Stockholders exercised the Series A Warrants and the Series B Warrants by using the net issue exercise option.

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Offering	Percentage of Shares Beneficially Owned Prior to the Offering(1)	Number of Shares Being Sold in the Offering(3)	Percentage of Shares Beneficially Owned After the Offering(1)
Hellman & Friedman Capital Partners IV, L.P. (2)	19,821,652	14.8%	18,979,866	—%
H&F Executive Fund IV, L.P. (2)	440,846	*	422,122	—
H&F International Partners IV-A, L.P. (2)	3,253,806	2.8	3,115,622	—
H&F International Partners IV-B, L.P. (2)	1,073,340	*	1,027,758	—

Total	24,589,644	17.7%	23,545,368	—%

*	Less than 1%.
(1)

Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), using 114,532,516 shares of common stock outstanding (including 764,630 shares of restricted common stock entitled to vote at the annual meeting) as of October 31, 2007.

(2)

The H&F Partnerships hold $60.0 million aggregate principal amount of Series A 3.75% Convertible Notes due 2012 (the “Series A Notes”) and Series A Warrants to purchase 646,552 shares of common stock and $240.0 million aggregate principal amount of Series B 3.75% Convertible Notes due 2012 (the “Series B Notes”) and Series B Warrants to purchase 2,753,448 shares of common stock. The H&F Partnerships also own 500,000 shares of common stock. In addition, Patrick Healy, a director of Nasdaq, owns 3,098 shares of restricted common stock of Nasdaq (the “Restricted Shares”). Under Mr. Healy’s arrangement with the H&F Partnerships with respect to director compensation, the Restricted Shares or proceeds therefrom are expected to be assigned to the H&F Partnerships. The Restricted Shares are not reflected in the table above. As the general partner of each of the H&F Partnerships, H&F Investors IV, LLC (“H&F Investors”) may be deemed to have beneficial ownership of the shares of our common stock over which any of the H&F Partnerships has voting or dispositive power. The investment decisions of H&F Investors are made by the investment committee of H&F Investors. The managing members of H&F Investors and the investment committee have power to vote or to direct the vote of, and to dispose or to direct the disposition of, the Series A Notes and the Series B Notes, the Series A Warrants and the Series B Warrants, and the shares of common stock that may be deemed to be beneficially owned by H&F Investors. As a result, each of the managing members of H&F Investors and each of the members of the investment committee may be deemed to beneficially own the shares of common stock that H&F Investors may be deemed to beneficially own. Mr. Healy is a managing director of Hellman & Friedman LLC, which is the administrative manager of H&F Investors. Each of the managing members of H&F Investors and each of the members of the investment committee, disclaims beneficial ownership of the shares of common stock that H&F Investors may be deemed to beneficially own, except to the extent of his or her indirect pecuniary interest, if any, therein. The business address of the H&F Partnerships is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California, 94111.

(3)

In connection with the sale to the underwriter, the Series A Warrants and the Series B Warrants owned by the H&F Partnerships were exercised using the net issue exercise option resulting in the issuance of 2,355,724 shares of common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in a purchase agreement dated November 8, 2007, Morgan Stanley & Co. Incorporated has agreed to purchase, and the Selling Stockholders have agreed to sell to Morgan Stanley & Co. Incorporated, 23,545,368 shares.

The underwriter is offering the common stock subject to its acceptance of the shares from us and subject to prior sale. The purchase agreement provides that the obligation of the underwriter to pay for and accept delivery of the common stock offered by this prospectus supplement is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the common stock offered by this prospectus supplement if any such shares are taken.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on The NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. In addition, the underwriter may receive a commission from certain investors equivalent to five cents per share. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by an underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter will need to close out any short sale by purchasing shares in the open market. The underwriter is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and may maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The expenses of this offering payable by us are estimated at $1,000,000. We are not paying any underwriting discounts or commissions for this offering.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NDAQ.”

A prospectus supplement in electronic format may be made available by the underwriter. In addition, shares may be sold by the underwriter to securities dealers who resell shares to online brokerage account holders.

From time to time, the underwriter and its affiliates have provided, and may continue to provide, investment banking, commercial banking and capital raising services to us for fees and commissions that we believe are customary.

The underwriter is requiring us, our officers and directors and the Selling Stockholders as well as certain of our other investors, subject to certain exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly of indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common shares or securities convertible into or exchangeable or exercisable for any common shares without the underwriter’s prior written consent for 30 days after the date of the purchase agreement.

We and the Selling Stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

The purchase agreement provides that the closing will occur on November 14, 2007, which is four business days after the date of the purchase agreement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

The underwriter has represented and agreed that:

(a) it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by The Nasdaq Stock Market, Inc. of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to The Nasdaq Stock Market, Inc.; and

(c) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the shares that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the shares has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

The offering of the shares has not been cleared by the Italian Shares Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian Shares legislation and, accordingly, the underwriter acknowledges and agrees that the shares may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement or any other documents relating to the shares be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Service Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the shares or distribution of copies of this prospectus supplement or any other document relating to the shares in Italy may and will be effected in accordance with all Italian shares, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the shares in the offering is solely responsible for ensuring that any offer or resale of the shares it purchased in the offering occurs in compliance with applicable laws and regulations.

This prospectus supplement and the accompanying prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive, the provisions relating to European Economic Area above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 8, 2007

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 30, 2006)

36,152,136 Shares

Common Stock

This prospectus supplement relates solely to the resale of up to 36,152,136 shares of common stock of The Nasdaq Stock Market, Inc. which may be offered by Hellman & Friedman Capital Partners IV, L.P., H&F Executive Fund IV, L.P., H&F International Partners IV-A, L.P., H&F International Partners IV-B, L.P., Silver Lake Partners TSA, L.P., Silver Lake Investors, L.P., Silver Lake Partners II TSA, L.P., Silver Lake Technology Investors II, L.P, Integral Capital Partners VI, L.P. and VAB Investors, LLC (together, the “Selling Stockholders”). These shares consist of 35,652,136 shares of our common stock issued or issuable upon conversion of our 3.75% Convertible Notes due 2012 and exercise of our Series A Warrants and Series B Warrants and 500,000 shares held by certain Selling Stockholders.

We will not receive any of the proceeds from the sale of these shares by the Selling Stockholders.

The Selling Stockholders may use this prospectus supplement to sell all or a portion of the shares of common stock referred to in this prospectus supplement from time to time at market prices prevailing at the time of the sale or at privately negotiated prices. The shares of common stock may be sold by the Selling Stockholders directly to purchasers or through agents, underwriters or dealers. The Selling Stockholders or an underwriter may offer the shares of common stock from time to time in one or more transactions on The NASDAQ Global Select Market, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. If required, the names of additional agents, underwriters or dealers involved in the sale of shares of common stock, and such agent’s commission, dealer’s purchase price or underwriter’s discount, if any, will be provided in additional prospectus supplements.

The shares of our common stock are quoted on The NASDAQ Global Select Market under the symbol “NDAQ.” On November 7, 2007, the last reported sale price of our shares was $47.21 per share.

Investing in our common stock involves risks. Please see the “Risk Factors” sections of our Preliminary Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on November 5, 2007 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which are incorporated by reference in this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is                     , 2007.

Prospectus Supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement or the date of the document incorporated by reference in this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

Special Note Regarding Forward-Looking Statements

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. We make these types of statements directly in this prospectus supplement and in the documents filed with the SEC that are incorporated by reference in this prospectus. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements.

These include, among others, statements relating to:

•

the scope, nature or impact of the transactions contemplated by our agreements with Borse Dubai Limited, a Dubai company, or Borse Dubai, and OMX AB (publ), a public company organized under the laws of Sweden, or OMX, the proposed business combination with OMX, the proposed acquisitions of the Boston Stock Exchange and the Philadelphia Stock Exchange and other acquisitions, dispositions, investments or other transactional activities;

•	the effective dates for and expected benefits of ongoing initiatives; and

•	the outcome of any litigation and/or government investigation to which we are a party and other contingencies.

Forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	our operating results may be lower than expected;

•	loss of significant trading volume or listed companies;

•

our ability to consummate or implement or realize synergies from our strategic initiatives and any consequences from our pursuit of our corporate strategy, including the proposed transactions with Borse Dubai and OMX, the proposed business combination with OMX and the acquisitions of the Boston Stock Exchange and the Philadelphia Stock Exchange;

•	competition, economic, political and market conditions and fluctuations, including interest rate risk;

•	government and industry regulation; or

•	adverse changes that may occur in the securities markets generally.

S-i

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk related to forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. Readers should carefully review this prospectus supplement and the accompanying prospectus in their entirety, including, but not limited to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” financial statements and the accompanying notes thereto, all of which are incorporated by reference in this prospectus supplement, and the risks described in the “Risk Factors” sections of our Preliminary Proxy Statement filed with the SEC on November 5, 2007 and of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which are incorporated by reference in this prospectus supplement. Except as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information related to our business. Since it is a summary, this section may not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the “Risk Factors” sections of our Preliminary Proxy Statement filed with the SEC on November 5, 2007 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which are incorporated by reference in this prospectus supplement. You should also read our “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” financial statements and the accompanying notes, all of which are incorporated by reference in this prospectus supplement, before making an investment decision.

THE NASDAQ STOCK MARKET

We are a holding company that operates The NASDAQ Stock Market LLC as our wholly-owned subsidiary. We became a holding company on August 1, 2006 when The NASDAQ Stock Market LLC commenced operations as a registered national securities exchange for Nasdaq-listed securities.

We, through our subsidiaries, are a leading provider of securities listing, trading, and information products and services. Our revenue sources are diverse and include revenues from transaction services, market data products and services, listing fees, insurance products, shareholder, directors and newswire services and financial products. The Nasdaq Stock Market is the largest electronic equity securities market in the United States, both in terms of number of listed companies and traded share volume. As of December 31, 2006, The Nasdaq Stock Market was home to approximately 3,193 listed companies with a combined market capitalization of over $4.1 trillion. We also operate, through the exchange subsidiary, The Nasdaq Market Center, which provides our market participants with the ability to access, process, display and integrate orders and quotes in The Nasdaq Stock Market and other national securities exchanges. Transactions involving 580.9 billion equity securities were executed on or reported to our systems in 2006, 59.9% higher than the 363.3 billion in 2005. We manage, operate and provide our products and services in two business segments, our Market Services segment and Issuer Services segment.

Philadelphia Stock Exchange

On November 6, 2007, we entered into a definitive agreement to acquire the Philadelphia Stock Exchange, the third largest options market in the United States and the nation’s oldest stock exchange. In addition to the options market, as part of the Philadelphia Stock Exchange acquisition, we will acquire a futures market operated by the Philadelphia Board of Trade, an equities business, and Stock Clearing Corporation of Philadelphia. Under the terms of the agreement, we will pay $652 million in cash consideration for the capital stock of the Philadelphia Stock Exchange. This transaction is expected to close in the first quarter of 2008. The Board of Directors of each company unanimously approved the transaction, which is subject to customary regulatory approvals.

Third Quarter Results

On October 24, 2007 we reported the following results for the third quarter of 2007. We reported third quarter 2007 net income of $365.0 million, or $2.41 per diluted share, an increase of $334.8 million from $30.2 million, or $0.22 per diluted share, in the third quarter of 2006, and an increase of $308.9 million from $56.1 million, or $0.39 per diluted share, in the second quarter of 2007.

Included in third quarter results were pre-tax gains of $431.4 million associated with the sale of our share capital of the London Stock Exchange, and $35.2 million related to gains on foreign currency option contracts. Also included in third quarter 2007 results were the following pre-tax charges:

•	$19.5 million associated with tax benefits shared with strategic investors,

•	$5.8 million related to the early extinguishment of debt, and

•	$1.1 million in workforce reduction expenses.

Revenues less liquidity rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $210.0 million in the third quarter of 2007, an increase of 22.7% from $171.2 million in the year-ago period, and up 5.7% from $198.7 million reported in the second quarter of 2007.

Recent Highlights

•

We expanded our leadership position as the largest single pool of liquidity in which to trade U.S. listed equities, matching 29.5% of all volume. We also achieved new market share highs in the trading of NYSE-listed equities, matching a record high 18.0% of volume during the quarter.

•	We announced the proposed acquisition of the Boston Stock Exchange (BSE), providing us with a second exchange license and, subject to SEC approval, utilization of the BSE Clearing Corporation.

•

We have agreed to acquire all the shares of OMX that Borse Dubai has acquired or will acquire through its August 9 announced offer for OMX. Our acquisition of OMX has received the support of the OMX Board and OMX’s largest shareholders.

•

We have agreed to acquire a 33 1/3% interest in Dubai International Financial Exchange, or DIFX, a subsidiary of Borse Dubai and an international stock exchange located in Dubai. Working with DIFX, we intend to develop DIFX into a regional center for capital formation.

•

We completed the sale of our share capital of the LSE for a $431.4 million pre-tax gain. Of the $1.8 billion in proceeds generated from the sale, $1.1 billion was used to retire outstanding debt obligations.

•

We launched the Portal Market, our electronic trading platform for 144A private placement securities. This market is designed to encourage capital formation by improving the efficiency and transparency of the private placement market.

•	We began operation of The Nasdaq ETF Market, designed specifically for exchange traded funds (ETFs) and Index Linked Notes (ILNs), further strengthening our leadership position in the U.S. ETF sector.

•

We launched the Select Market Maker Program, a certification program designed to recognize market makers who offer the highest levels of quoting and execution quality in Nasdaq-listed securities. Investors, Nasdaq-listed companies, funds, and prospective public companies benefit from the Select Market Maker Program through the ability to identify which firms continuously provide high-quality liquidity.

•

We launched Nasdaq Data Store, which provides online access to innovative data tools for institutional and individual investors. We were also recognized as the world’s premier stock exchange for data feeds for the second consecutive year in the annual Waters Rankings.

Financial Review

Net exchange revenues increased 22.7% in the third quarter to $210.0 million, up from $171.2 million in the prior year quarter, and up 5.7% from $198.7 million reported in the second quarter of 2007.

Market Services

Market Services net exchange revenues increased to $136.7 million, up 22.8% from the prior year quarter, and up 6.9% from the prior quarter.

	Three Months Ended			% Variance From
	September 30. 2007	June 30, 2007	September 30, 2006	Prior Quarter	Prior Year
	(in millions of dollars)
Nasdaq Market Center
Execution and trade reporting revenues	$514.2	$426.1	$286.7	20.7%	79.4%
Access services revenues	19.1	19.0	15.6	0.5%	22.4%
Tape fee revenue sharing	(6.5)	(7.0)	(5.4)	(7.1%)	20.4%

Total Nasdaq Market Center revenues	526.8	438.1	296.9	20.2%	77.4%
Cost of revenues
Liquidity rebates	(291.2)	(238.3)	(153.2)	22.2%	90.1%
Brokerage, clearance and exchange fees	(150.8)	(121.2)	(78.5)	24.4%	92.1%

Total cost of revenues	(442.0)	(359.5)	(231.7)	22.9%	90.8%

Revenues less liquidity rebates, brokerage, clearance and exchange fees from Nasdaq Market Center	84.8	78.6	65.2	7.9%	30.1%
Nasdaq Market Services Subscriptions
Proprietary revenues	22.8	21.1	18.0	8.1%	26.7%
Non-proprietary revenues	34.7	33.7	29.5	3.0%	17.6%
Nasdaq Revenue Sharing Programs	(1.4)	(1.5)	(2.0)	(6.7%)	(30.0%)
UTP Plan revenue sharing	(12.4)	(11.6)	(6.9)	6.9%	79.7%

Total Nasdaq Market Services Subscriptions revenues	43.7	41.7	38.6	4.8%	13.2%
Other Market Services revenues	8.2	7.6	7.5	7.9%	9.3%

Revenues less liquidity rebates, brokerage, clearance and exchange fees from Market Services	$136.7	$127.9	$111.3	6.9%	22.8%

•

Increases in Nasdaq Market Center net exchange revenues from the prior year quarter were primarily due to increases in trade execution market share of NYSE- and AMEX-listed equities. Total NYSE-listed share volume reported to us increased from 27.5% in the third quarter of 2006 to 35.0% in the third quarter of 2007, while total AMEX-listed share volume reported to us increased from 47.7% to 52.4% for the same period. Increases when compared to the second quarter were primarily due to higher traded share volume matched in the Nasdaq Market Center, which increased 19.6% during the quarter. Included in execution and trade reporting revenues in the third quarter were $94.2 million in SEC Section 31 fees, compared with $73.1 million in the second quarter and $45.8 million in the third quarter of 2006. Corresponding cost of revenues reflecting the reimbursement of these fees to the SEC were included in brokerage, clearance and exchange fees.

•

Market Services Subscriptions revenues increased from the prior year quarter and second quarter of this year as growth in subscriber populations drove proprietary and non-proprietary revenues higher. Also contributing to the increase when compared to the prior year quarter was a decline in the amount of revenues shared through Nasdaq Revenue Sharing Programs, which resulted from changes to the plan structure. Somewhat offsetting these increases were higher revenues shared with UTP Plan participants due to higher non-proprietary revenues as well as a decline in our total UTP market share.

Issuer Services

During the third quarter Issuer Services revenues increased 22.4% to $73.2 million from the prior year quarter and increased 3.5% from prior quarter.

	Three Months Ended			% Variance From
	September 30, 2007	June 30, 2007	September 30, 2006	Prior Quarter	Prior Year
	(in millions of dollars)
Corporate Client Group
Annual renewal fees	$31.6	$31.1	$27.3	1.6%	15.8%
Listing of additional shares fees	10.4	10.1	9.4	3.0%	10.6%
Initial listing fees	5.6	5.5	5.6	1.8%	—
Corporate Client Services	13.9	13.2	10.4	5.3%	33.7%

Total Corporate Client Group revenues	61.5	59.9	52.7	2.7%	16.7%

Nasdaq Financial Products
Licensing revenues	10.6	9.0	6.0	17.8%	76.7%
Other revenues	1.1	1.8	1.1	(38.9%)	—

Total Nasdaq Financial Products revenues	11.7	10.8	7.1	8.3%	64.8%

Total Issuer Services revenues	$73.2	$70.7	$59.8	3.5%	22.4%

•

Increases in Corporate Client Group revenues from the prior year were driven primarily by revised annual renewal fees introduced earlier this year. Also contributing to the increase were higher revenues generated within our Corporate Client services, which were due to recent acquisitions and expanded customer use of services. Increases from the prior quarter were driven by fees generated from new listings as well as increasing customer utilization of our Corporate Client services.

•	Nasdaq Financial Products revenues increased from the prior year quarter and the second quarter due to an increase in fees associated with Nasdaq-licensed ETFs.

Total Operating Expenses

Total operating expenses increased 22.1% to $126.1 million from $103.3 million in the prior year quarter and increased 26.5% from $99.7 million in the prior quarter. Third quarter 2007 expenses increased from last year and prior quarter primarily due to a pre-tax charge of $19.5 million associated with tax benefits shared with strategic investors and a pre-tax charge of $5.8 million related to the early extinguishment of debt.

Earnings Per Share

Third quarter earnings per diluted share were $2.41 versus $0.22 per diluted share in the prior year quarter, and $0.39 in the second quarter of 2007. Our weighted average shares outstanding used to calculate diluted earnings per share were 152.3 million in the quarter versus 150.8 million in the year-ago quarter and 152.0 million in the second quarter of 2007.

The Nasdaq Stock Market, Inc.

Unaudited Condensed Consolidated Statements of Income

(in millions, except per share amounts and other drivers)

	Three Months Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenues
Market Services	$578.7	$487.4	$343.0	$1,561.6	$1,027.9
Issuer Services	73.2	70.7	59.8	210.3	182.0
Other	0.1	0.1	0.1	0.2	0.4

Total revenues	652.0	558.2	402.9	1,772.1	1,210.3
Cost of revenues
Liquidity rebates	(291.2)	(238.3)	(153.2)	(754.7)	(491.0)
Brokerage, clearance and exchange fees	(150.8)	(121.2)	(78.5)	(416.7)	(215.0)

Total cost of revenues	(442.0)	(359.5)	(231.7)	(1,171.4)	(706.0)

Revenues less liquidity rebates, brokerage, clearance and exchange fees	210.0	198.7	171.2	600.7	504.3

Operating Expenses
Compensation and benefits	52.0	49.7	47.5	145.9	144.5
Marketing and advertising	4.1	4.2	3.5	13.2	12.3
Depreciation and amortization	9.7	9.8	14.3	29.3	60.3
Professional and contract services	6.4	8.7	6.8	23.5	23.0
Computer operations and data communications	6.6	7.9	9.5	22.8	29.7
Provision for bad debts	0.2	(1.4)	(2.2)	2.3	(0.3)
Occupancy	8.2	9.0	9.5	26.1	25.7
Regulatory	7.7	7.1	—	21.5	—
General, administrative and other	31.2	4.7	5.8	52.0	37.3

Total direct expenses	126.1	99.7	94.7	336.6	332.5
Support costs from related parties, net	—	—	8.6	—	25.8

Total operating expenses	126.1	99.7	103.3	336.6	358.3

Operating income	83.9	99.0	67.9	264.1	146.0
Interest income	9.5	7.7	7.6	22.9	18.3
Interest expense	(23.4)	(23.6)	(25.7)	(70.5)	(66.5)
Dividend income	—	14.5	—	14.5	9.2
Gain (loss) on foreign currency option contracts	35.2	(1.7)	—	25.7	—
Gain on sale of strategic initiative	431.4	—	—	431.4	—
Strategic initiative costs	—	(1.6)	—	(26.5)	—
Minority interest	—	—	0.1	0.1	0.6

Income before income taxes	536.6	94.3	49.9	661.7	107.6
Income tax provision	171.6	38.2	19.7	222.3	42.7

Net income	$365.0	$56.1	$30.2	$439.4	$64.9

Net income applicable to common stockholders:
Net income	$365.0	$56.1	$30.2	$439.4	$64.9
Preferred stock:
Dividends declared	—	—	—	—	(0.4)
Accretion of preferred stock	—	—	—	—	(0.3)

Net income applicable to common stockholders	$365.0	$56.1	$30.2	$439.4	$64.2

	Three Months Ended			Nine Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Basic and diluted earnings per share:
Basic	$3.23	$0.50	$0.27	$3.90	$0.63
Diluted	$2.41	$0.39	$0.22	$2.94	$0.51

Weighted average common shares outstanding for earnings per share:
Basic	113.2	112.7	111.7	112.8	101.7
Diluted	152.3	152.0	150.8	151.9	141.7
Other Drivers
Average daily share volume in Nasdaq securities (mn)	2,181	2,135	1,852	2,158	2,038
Matched market share in Nasdaq securities (a)	47.3%	46.1%	48.7%	46.3%	49.1%
Total market share in Nasdaq securities (b)	70.5%	72.3%	76.6%	72.4%	78.2%
Matched market share in NYSE securities (a)	18.0%	15.9%	12.1%	16.5%	9.1%
Total market share in NYSE securities (b)	35.0%	34.5%	27.5%	34.4%	24.1%
Matched market share in AMEX and regional securities (a)	34.2%	32.4%	25.3%	32.5%	24.2%
Total market share in AMEX and regional securities (b)	52.4%	53.3%	47.7%	52.6%	45.9%
Listings
Initial public offerings	22	38	20	95	87
Secondary offerings	35	67	32	156	152
Number of listed companies (c)	3,134	3,164	3,206	3,134	3,206

(a)	Transactions executed on our systems.

(b)

Transactions executed on our systems plus trades reported through The Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility LLC for 2007. For 2006, transactions executed on our systems and internal trades reported to Nasdaq.

(c)	At September 30, 2007 and June 30, 2007, the number of listed companies also includes separately listed ETFs.

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,258.7	$322.0
Available-for-sale investments, at fair value	9.2	1,628.2
Receivables, net	274.1	233.3
Deferred tax assets	104.7	11.1
Other current assets	64.2	118.0

Total current assets	1,710.9	2,312.6
Property and equipment, net	62.0	65.3
Non-current deferred tax assets	58.0	97.0
Goodwill	975.7	1,028.7
Intangible assets, net	186.5	199.6
Other assets	6.9	13.3

Total assets	$3,000.0	$3,716.5

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$127.5	$110.6
Section 31 fees payable to SEC	19.7	60.1
Accrued personnel costs	47.1	55.6
Deferred revenue	93.8	56.4
Income tax payable	160.8	44.1
Other accrued liabilities	75.7	28.0
Deferred tax liabilities	0.2	95.0
Current portion of debt obligations	—	10.7

Total current liabilities	524.8	460.5
Debt obligations	443.1	1,493.0
Non-current deferred tax liabilities	91.1	115.8
Non-current deferred revenue	93.8	90.6
Other liabilities	66.5	99.1

Total liabilities	1,219.3	2,259.0
Minority interest	—	0.1
Stockholders’ equity
Common stock	1.3	1.3
Preferred stock	—	—
Additional paid-in capital	1,063.9	1,046.6
Common stock in treasury, at cost	(225.2)	(239.7)
Accumulated other comprehensive income	(10.7)	136.2
Retained earnings	951.4	513.0

Total stockholders’ equity	1,780.7	1,457.4

Total liabilities, minority interest and stockholders’ equity	$3,000.0	$3,716.5

OMX AB (publ)

On May 25, 2007, we and OMX announced our offer to acquire all of the outstanding shares of OMX. We have subsequently agreed to acquire all the shares of OMX that Borse Dubai has acquired or will acquire through its August 9, 2007 announced offer for OMX. The information presented below was provided by OMX in its unaudited interim report for the third quarter of 2007. The information was derived in its entirety from that report, and has not been verified by us as to its completion, accuracy or otherwise.

In the following paragraphs, references to the “Group” mean OMX AB (publ), and prior period comparable figures are presented in parenthesis following the current period figures.

OMX’s unaudited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, which differ in certain material respects from U.S. GAAP.

OMX GROUP, CONSOLIDATED

Income Statement–Unaudited

	July-September–Unaudited
	2007			2006
	Continuing operations	Operations being dis- continued	Total OMX	Continuing operations	Operations being dis- continued(4)	Total OMX
	SEK m
REVENUE
Net sales	921	60	981	766	33	799
Own work capitalized 1)	21	—	21	18	—	18
Other revenue 2)	—	—	—	—	—	—
Total revenue	942	60	1,002	784	33	817
EXPENSES
External expenses
Premises	-50	-2	-52	-49	-1	-50
Marketing expenses	-10	—	-10	-9	—	-9
Consultancy expenses	-85	-2	-87	-76	—	-76
Operations and maintenance, Information Technology	-45	-4	-49	-77	-4	-81
Other external expenses	-53	-30	-83	-32	-14	-46
Personnel expenses	-315	-32	-347	-250	-22	-272
Depreciation and impairment	-64	-2	-66	-56	-2	-58
Total expenses	-622	-72	-694	-549	-43	-592
Participation in earnings of associated companies	12	—	12	13	—	13
Operating income	332	-12	320	248	-10	238
Financial items	-21	-4	-25	-8	-3	-11
Income/loss after financial items	311	-16	295	240	-13	227
Tax	-72	0	-72	-56	0	-56
Net income/loss for the period	239	-16	223	184	-13	171
of which attributable to shareholders in OMX AB	236	-16	220	183	-13	170
of which attributable to minority interests	3	—	3	1	—	1
Average number of shares, millions			120.640			118.474
Number of shares at period end, millions			120.640			118.474
Average number of shares after full conversion, millions			120.640			118.760
Number of shares after full conversion at period end, millions			120.640			118.760
Earnings per share, SEK 3)	1.96		1.82	1.54		1.43
Earnings per share, SEK after full conversion 3)	1.96		1.82	1.54		1.43

	Interim period January-September–Unaudited
	2007			2006
	Continuing operations	Operations being dis- continued	Total OMX	Continuing operations	Operations being dis- continued 4)	Total OMX
Unaudited	SEK m
REVENUE
Net sales	2,820	171	2,991	2,409	88	2,497
Own work capitalized 1)	100	—	100	66	—	66
Other revenue 2)	101	—	101	22	—	22
Total revenue	3,021	171	3,192	2,497	88	2,585
EXPENSES
External expenses
Premises	-138	-5	-143	-150	-4	-154
Marketing expenses	-41	—	-41	-32	—	-32
Consultancy expenses	-268	-6	-274	-226	—	-226
Operations and maintenance, IT	-162	-8	-170	-179	-14	-193
Other external expenses	-174	-108	-282	-110	-36	-146
Personnel expenses	-978	-85	-1,063	-798	-54	-852
Depreciation and impairment	-196	-6	-202	-162	-6	-168
Total expenses	-1,957	-218	-2,175	-1,657	-114	-1,771
Participation in earnings of associated companies	36	—	36	42	—	42
Operating income	1,100	-47	1,053	882	-26	856
Financial items	-51	-8	-59	-37	-7	-44
Income/loss after financial items	1,049	-55	994	845	-33	812
Tax	-208	0	-208	-197	0	-197
Net income/loss for the period	841	-55	786	648	-33	615
of which attributable to shareholders in OMX AB	834	-55	779	645	-33	612
of which attributable to minority interests	7	—	7	3	—	3
Average number of shares, millions			120.640			118.474
Number of shares at period end, millions			120.640			118.474
Average number of shares after full conversion, millions			120.640			118.760
Number of shares after full conversion at period end, millions			120.640			118.760
Earnings per share, SEK 3)	6.91		6.46	5.44		5.17
Earnings per share, SEK after full conversion 3)	6.91		6.46	5.44		5.17

1)

Own work invested in assets during the period, which are carried as fixed assets, has been recognized in revenue under the heading “Own work capitalized.” This item refers only to capitalized personnel costs. Personnel costs were not reduced for the work pertaining to capitalized assets, instead the costs are met by reported revenue. Accordingly, revenue recognition of own work capitalized has no impact on results, but has a negative effect on the operating margin.

2)

For the period January-September 2007 Other revenue refers to earnings of SEK 101 m attributable to the sale of shares in ORC Software. For the period January-September 2006 the item refers to earnings of SEK 22 m attributable to the sale of shares in NOS ASA.

3)	Earnings per share are calculated on the basis of the weighted average number of shares during the period and is based on OMX AB shareholders’ share of earnings for the period.

4)

The income statement for discontinuing operations has been adjusted compared with interim reports in 2006 as a result of organizational changes where certain parts of the business area have been retained.

Management Commentary – third quarter income statement

OMX’s total revenue was SEK 1,002 m (817 m in the same period last year) during the third quarter of the year, up 23 percent compared with the year-earlier period. In the exchange operations, trading revenue increased mainly due to increased equities and derivatives trading. Information revenue also grew, partly due to the new Nordic product offering and increased demand for real-time terminals for market data. In the technology operations, the increase derives mainly from higher license, support and project revenue. The Iceland Stock Exchange was consolidated at December 1, 2006.

The Group’s total expenses amounted to SEK 694 m (592 m) during the quarter, up 17 percent compared with the year-earlier period. The increase is due mainly to higher resource requirements resulting from the expanded activities in the technology operations, an increased focus on products and services in information services, higher capacity requirements in the exchange operations, and the consolidation of the Iceland Stock Exchange. Compared with the second quarter of 2007, expenses declined by 8 percent mainly due to low levels of seasonal activity but also due to efficiency enhancements in the technology operations.

OMX’s operating income rose to SEK 320 m (238 m) in the third quarter. Excluding operations being discontinued, the operating income increased by 34 percent compared with the same period in 2006. Participations in earnings of associated companies amounted to SEK 12 m (13 m). The decrease is attributable to VPC AB no longer being included as an associated company, effective October 1, 2006. Earnings in the associated companies Orc Software and EDX London rose compared with the year-earlier period. Operating income before depreciation rose to SEK 386 m (296 m).

Financial items were negative in an amount of SEK 25 m (negative: 11 m). Compared with the preceding year, financial items were adversely affected by increased borrowing, rising market interest rates and higher costs for financial guarantees in conjunction with increased volumes in the clearing operations. Income after financial items rose to SEK 295 m (227 m) and income after tax rose to SEK 223 m (171 m). Earnings per share increased by 27 percent to SEK 1.82 (1.43).

The return on shareholders’ equity, based on rolling 12-month earnings, rose to 23 percent (17 percent). The net debt/equity ratio amounted to 23 percent (19 percent) at the end of the reporting period.

Management Commentary – nine months income statement

Total revenue amounted to SEK 3,192 m (2,585 m) in the period January – September. Consolidated net sales amounted to SEK 2,991 m (2,497 m). Own work capitalized amounted to SEK 100 m (66 m) during the period, primarily with respect to systems development.

The Group’s total expenses amounted to SEK 2,175 m (1,771 m) during the reporting period. The increase in costs was primarily due to increased consultancy and personnel expenses as a consequence of increased market activity, increased development of the next generation of trading systems and increased other external expenses in discontinuing operations.

The Group’s share in the earnings of associated companies amounted to SEK 36 m (42 m) and is attributable to EDX London, Orc Software, NLK and the Lithuanian securities depository, CSDL. In the year-earlier period, the earnings from associated companies also included a result of SEK 28 m from the then associated company VPC AB. The underlying increase is mainly attributable to improved earnings for Orc Software and EDX London, and, during the second quarter, SEK 7 m from a dissolved provision at EDX London.

Net financial items for the Group amounted to an expense of SEK 59 m (expense: 44 m), including a dividend of SEK 17 m from Oslo Stock Exchange, a decline that is mainly due to increased borrowing, rising market interest rates and increased costs for financial guarantees in conjunction with increased volumes in the clearing operations. Tax expenses for the reporting period amounted to SEK 208 m (197 m), corresponding to a tax rate of 21 (24) percent. SEK 101 m from the sale of shares in Orc Software in the second quarter is not liable to tax. Currency effects have had a minimal impact on the Group’s operating revenue and operating income during the reporting period.

Balance Sheet

	Unaudited September 2007	Unaudited September 2006	December 2006
	SEK m
Goodwill	3,247	3,071	3,140
Other intangible fixed assets	1,474	1,056	1,210
Tangible fixed assets	295	306	321
Financial fixed assets, non-interest-bearing	788	822	699
Financial fixed assets, interest-bearing	21	84	21
Total fixed assets	5,825	5,339	5,391
Market value outstanding derivatives positions 3)	4,803	3,250	4,401
Current receivables 1) 4)	2,262	1,663	1,738
Financial assets available for sale	487	789	518
Liquid assets	243	230	410
Assets held for sale 2)	67	66	70
Total current assets	7,862	5,998	7,137
Total assets	13,687	11,337	12,528
Shareholders’ equity	4,826	4,501	4,614
Long-term liabilities, non-interest-bearing	305	298	282
Long-term liabilities, interest-bearing	1,358	1,413	1,361
Total long-term liabilities	1,663	1,711	1,643
Market value outstanding derivatives positions 3)	4,803	3,250	4,401
Current liabilities, non-interest-bearing 4)	1,860	1,317	1,434
Current liabilities, interest-bearing	535	558	436
Total current liabilities	7,198	5,125	6,271
Total shareholders’ equity and liabilities	13,687	11,337	12,528

In addition to assets and liabilities reported in the balance sheet, OMX has deposits on a client funds account that totaled SEK 2,848 m at September 30, 2007, SEK 2,809 m at September 30, 2006 and SEK 2,604 m at December 31, 2006.

1)	Of which interest-bearing receivables amount to SEK 21 m at September 30, 2007, SEK 19 m at September 30, 2006 and SEK 1 m at December 31, 2006.

2)	Assets held for sale have been adjusted for periods in 2006 compared with interim reports in 2006 as a result of organizational changes where certain parts of the business area have been retained.

3)

Through its clearing operations in the derivatives markets, Nordic Marketplaces is the formal counterparty in all derivatives positions traded via the exchanges. However, the exchanges do not utilize the derivatives for purpose of conducting their own trading, instead these derivatives are to be seen as a method of documenting the counterparty guarantees established in the clearing operations.

4)

Includes current trading accounts in the amount of SEK 838 m at September 30, 2007, SEK 582 m at September 30, 2006 and SEK 650 m at December 31, 2006, mainly arising in the UK operations for the sale of securities administration services, organized under operations being discontinued.

Management Commentary – balance sheet

Consolidated goodwill amounted to SEK 3,277 m (3,102 m) at period-end, including assets held for sale of SEK 30 m (31 m). Consolidated goodwill pertains primarily to the Nordic Marketplaces business area, and refers to strategic acquisitions of operations with a long history and stable and strong cash flow. During the period, investments in goodwill amounted to SEK 47 m, of which SEK 43 m was attributable to the acquisition of Findata AB.

Other intangible assets of SEK 1,503 m (1,083 m), including assets held for sale, consist mainly of capitalized development costs for system products that are amortized over a period of 3-10 years and valued on a current basis against prevailing market conditions, as well as intangible assets attributable to acquisitions. The increase in intangible assets is partly attributable to the acquisitions of Findata and EV (The Iceland Stock Exchange and CSD). Assessments to ascertain any potential impairment of intangible fixed assets are conducted continuously.

At period-end, the Group’s deferred tax assets amounted to SEK 47 m (153 m). Provisions were utilized in an amount of SEK 19 m (39 m) during the period.

The Group’s investments in other intangible assets during the period were SEK 360 m (176 m). A major part of the investments are within the technology operations, partly pertaining to a license from Cicada for technology pertaining to the development of a new system for information dissemination. In addition, assets of SEK 30 m on the acquisition of Findata AB have been identified as other intangible assets. Investments in tangible fixed assets amounted to SEK 49 m (34 m).

In the UK securities management operation, which is organized within discontinuing operations, OMX has the role of intermediary in securities transactions. During the period between transaction and settlement (usually one to five days), OMX has a receivable pertaining to the purchasing party and a liability pertaining to the selling party. These cannot be offset (see note 3 in the table above).

The market value of OMX’s remaining holding in the associated company Orc Software (3.8 million shares) at period-end was SEK 645 m (308 m), while the carrying amount was SEK 77 m (70 m).

Corporate Information

We are incorporated in Delaware. Our executive offices are located at One Liberty Plaza, New York, New York, 10006 and our telephone number is (212) 401-8700. Our web site is http://www.nasdaq.com. Information contained on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock held by the Selling Stockholders	36,152,136 shares

Shares outstanding as of October 31, 2007	113,767,886 shares

Use of proceeds	We will not receive any proceeds from the sale of shares by the Selling Stockholders.

Risk factors

Before investing in our common stock, you should carefully read and consider the information set forth in the “Risk Factors” sections of our Preliminary Proxy Statement filed with the SEC on November 5, 2007 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which are incorporated by reference in this prospectus supplement.

Listing	Our common stock currently trades on The NASDAQ Global Select Market under the ticker symbol “NDAQ.”

Unless we indicate otherwise, all information in this prospectus supplement:

•	assumes 113,767,886 shares outstanding as of October 31, 2007; and

•	excludes:

•	up to 764,630 shares of restricted stock issued to our employees and directors pursuant to equity compensation awards;

•

up to 9,812,006 shares of common stock issuable upon the exercise of options granted to our employees and directors, of which 4,418,316 were exercisable as of October 31, 2007 at a weighted average exercise price of $8.70;

•

up to 30,689,636 shares of common stock issuable upon the conversion of our 3.75% convertible subordinated notes due October 2012 currently owned by (i) Hellman & Friedman Capital Partners IV, L.P., H&F Executive Fund IV, L.P., H&F International Partners IV-A, L.P. and H&F International Partners IV-B, L.P. (together, the “H&F Partnerships”), (ii) Silver Lake Partners TSA, L.P., Silver Lake Investors, L.P., Silver Lake Partners II TSA, L.P. and Silver Lake Technology Investors II, L.P. (together, the “SLP Partnerships”), (iii) Integral Capital Partners VI, L.P. and (iv) VAB Investors, LLC at a conversion price of 0.0689655 shares per $1.00 of principal amount, which are currently convertible; and

•

up to 4,962,500 shares of common stock issuable upon the exercise (without using the net issue exercise option) of warrants granted to the H&F Partnerships, the SLP Partnerships, Integral Capital Partners VI, L.P. and VAB Investors, LLC, which are currently exercisable in full.

Furthermore, the Selling Stockholders are not obligated to offer or sell the shares of common stock referred to in this prospectus supplement issuable upon conversion of the 3.75% Convertible Notes due 2012 or exercise of our Series A Warrants and Series B Warrants, and may choose to offer and sell the notes, the warrants, the underlying common stock or any combination thereof. The Selling Stockholders have the right to request the registration of such other securities.

SELLING STOCKHOLDERS

The common shares referred to in this prospectus supplement are held by H&F Partnerships, the SLP Partnerships, Integral Capital Partners VI, L.P. and VAB Investors, LLC as Selling Stockholders, some of whom may offer and sell pursuant to the plan of distribution described under “Plan of Distribution—Underwriting” and others of whom may from time to time offer and sell hereunder. The following table sets forth information as of October 31, 2007 regarding beneficial ownership of common shares by the Selling Stockholders, which are being offered pursuant to this prospectus supplement. The following table assumes (i) the Series A Notes and the Series B Notes (as defined below) are converted into common shares at the conversion price of 0.0689655 shares per $1.00 of principal amount, (ii) the Series A Warrants and the Series B Warrants described below are exercised in full (without using the net issue exercise option) and (iii) that fractional shares resulting from any conversion be paid in cash. To the extent that shares underlying the Series A Warrants and the Series B Warrants are sold from time to time hereunder by the Selling Stockholders, such Selling Stockholders may use the net issue exercise option when exercising such Warrants.

Name of Selling Stockholder	Shares Beneficially Owned Prior to any Offering Hereunder	Percentage of Shares Beneficially Owned Prior to any Offering Hereunder(1)	Number of Shares Being Sold as Described under “Plan of Distribution —Underwriting”	Percentage of Shares Beneficially Owned After Underwritten Offering Described under “Plan of Distribution —Underwriting”(1)
Hellman & Friedman Capital Partners IV, L.P. (2)	19,821,652	14.8%			%
H&F Executive Fund IV, L.P. (2)	440,846	*
H&F International Partners IV-A, L.P. (2)	3,253,806	2.8
H&F International Partners IV-B, L.P. (2)	1,073,340	*
Silver Lake Partners TSA, L.P. (3)	1,656,193	1.4
Silver Lake Investors, L.P. (3)	46,617	*
Silver Lake Partners II TSA, L.P. (3)	9,556,472	7.7
Silver Lake Technology Investors II, L.P. (3)	13,319	*
Integral Capital Partners VI, L.P. (4)	170,280	*
VAB Investors, LLC (5)	119,611	*

Total	36,152,136	24.1%			%

*	Less than 1%.

(1)

Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), using 114,532,516 shares of common stock outstanding (including 764,630 shares of restricted common stock entitled to vote at the annual meeting) as of October 31, 2007.

(2)

The H&F Partnerships hold $60.0 million aggregate principal amount of Series A 3.75% Convertible Notes due 2012 (the “Series A Notes”) and Series A Warrants to purchase 646,552 shares of common stock and $240.0 million aggregate principal amount of Series B 3.75% Convertible Notes due 2012 (the “Series B Notes”) and Series B Warrants to purchase 2,753,448 shares of common stock. The H&F Partnerships also own 500,000 shares of common stock. In addition, Patrick Healy, a director of Nasdaq, owns 3,098 shares of restricted common stock of Nasdaq (the “Restricted Shares”). Under Mr. Healy’s arrangement with the H&F Partnerships with respect to director compensation, the Restricted Shares or proceeds therefrom are expected to be assigned to the H&F Partnerships. The Restricted Shares are not reflected in the table above. As the general partner of each of the H&F Partnerships, H&F Investors IV, LLC (“H&F Investors”) may be deemed to have beneficial ownership of the shares of our common stock over which any of the H&F Partnerships has voting or dispositive power. The investment decisions of H&F Investors are made by the investment committee of H&F Investors. The managing members of H&F Investors and the investment committee have power to vote or to direct the vote of, and to dispose or to direct the disposition of, the Series A Notes and the Series B Notes, the Series A Warrants and the Series B Warrants, and the shares of common stock that may be deemed to be beneficially owned by H&F Investors. As a result, each of the managing members of H&F Investors and each of the members of the investment committee may be deemed to beneficially own the shares of common stock that H&F Investors may be deemed to beneficially own. Mr. Healy is a managing director of Hellman & Friedman LLC, which is the administrative manager of H&F Investors. Each of the managing members of H&F Investors and each of the members of the investment committee, disclaims beneficial ownership of the shares of common stock that H&F Investors may be deemed to beneficially own, except to the extent of his or her indirect pecuniary interest, if any, therein. The business address of the H&F Partnerships is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California, 94111.

(3)

Silver Lake Partners TSA, L.P. holds $20,769,568 in aggregate principal amount of Series A 3.75% Convertible Notes due 2012 (the “Series A Notes”) and a Series A Warrant to purchase 223,810 shares of common stock. Silver Lake Investors, L.P. holds $584,611 in aggregate principal amount of the Series A Notes and a Series A Warrant to purchase 6,300 shares of common stock. Silver Lake Partners II TSA, L.P. holds $119,843,370 in aggregate principal amount of the Series A Notes and a Series A Warrant to purchase 1,291,415 shares of common stock. Silver Lake Technology Investors II, LP. holds $167,040 in aggregate principal amount of the Series A Notes and a Series A Warrant to purchase 1,800 shares of common stock. In addition, Glenn H. Hutchins, a director of Nasdaq, owns 6,130 shares of restricted common stock (the “Restricted Shares”). Under Mr. Hutchins’ arrangements with Silver Lake Technology Management, L.L.C. with respect to director compensation, the Restricted Shares or the proceeds therefrom are expected to be assigned to Silver Lake Technology Management, L.L.C. The Restricted Shares are not reflected in the table above. Mr. Hutchins is a managing director of each of: (i) Silver Lake Technology Associates, L.L.C., which is the general partner of each of Silver Lake Partners TSA, L.P. and Silver Lake Investors, L.P., and (ii) Silver Lake Technology Associates II, L.L.C., which is the general partner of each of Silver Lake Partners II TSA, L.P. and Silver Lake Technology Investors II, L.P. Mr. Hutchins disclaims beneficial ownership of the Series A Notes and the Series A Warrants held by Silver Lake. The business address of the SLP Partnerships is 9 West 57th Street, 25th Floor, New York, New York, 10019.

(4)

Integral Capital Partners VI, L.P. holds $2,135,415 in aggregate principal amount of Series A 3.75% Convertible Notes due 2012 (the “Series A Notes”) and a Series A Warrant to purchase 23,011 shares of common stock. As the general partner of Integral Capital Partners VI, L.P., Integral Capital Management VI, LLC (“ICM VI”) may be deemed to have beneficial ownership of the shares of our common stock held by Integral Capital Partners VI, L.P. The investment decisions of ICM VI are made by a majority of the managers of ICM VI. As a result, no single manager has the power to vote or to direct the vote of, and to dispose or to direct the disposition of, the Series A Notes or the Series A Warrant. Each of the managers of ICM VI disclaims beneficial ownership of the shares of common stock that ICM VI may be deemed to beneficially own, except to the extent of his or her indirect pecuniary interest, if any, therein. The business address of Integral Capital Partners VI, L.P. is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, CA 94025.

(5)

VAB Investors, LLC holds $1,499,996 in aggregate principal amount of Series A 3.75% Convertible Notes due 2012 (the “Series A Notes”) and a Series A Warrant to purchase 16,164 shares of common stock. Edward J. Nicoll is the Manager of VAB Investors, LLC. Mr. Nicoll disclaims beneficial ownership of the Series A Note and the Series A Warrant held by VAB Investors, LLC, except to the extent of his pecuniary interest therein. The business address of VAB Investors, LLC is c/o Edward J. Nicoll, PO Box 155, Water Mill, NY 11976.

The Selling Stockholders have informed us that, to the extent they sell some but not all of the shares of our common stock which may be offered hereunder, they intend to sell, but will not be obligated to sell, first the shares held by such Selling Stockholders (if any), second the shares issuable upon conversion of the 3.75% Convertible Notes due 2012 and third the shares issuable upon exercise of our Series A Warrants and Series B Warrants.

Furthermore, the Selling Stockholders are not obligated to offer or sell the shares of common stock referred to in this prospectus supplement issuable upon conversion of the 3.75% Convertible Notes due 2012 or exercise of our Series A Warrants and Series B Warrants, and may choose to offer and sell the notes, the warrants, the common stock or any combination thereof. The Selling Stockholders have the right to request the registration of such other securities.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

PRICE AND RELATED INFORMATION CONCERNING SHARES

Our common stock has been listed on The NASDAQ Global Select Market (formerly The Nasdaq National Market) since February 9, 2005, under the ticker symbol “NDAQ.” From July 1, 2002 through February 8, 2005, our common stock traded on the OTC Bulletin Board under the symbol “NDAQ.” Before February 9, 2005, there was a limited trading market for our common stock.

The following chart lists the quarterly high and low bid prices for shares of our common stock for the first, second and third quarters of 2007 and for the fourth quarter of 2007 through November 7, 2007 and fiscal years 2006 and 2005. These prices are between dealers and do not include retail markups, markdowns or other fees and commissions and may not represent actual transactions.

	High	Low

Fiscal 2007
Fourth quarter (through November 7, 2007)	$50.47	$37.65
Third quarter	39.00	28.48
Second quarter	34.96	29.05
First quarter	37.45	26.57

Fiscal 2006
Fourth quarter	$42.37	$28.90
Third quarter	32.49	25.33
Second quarter	45.00	23.91
First quarter	46.75	34.83

Fiscal 2005
Fourth quarter	$45.23	$25.33
Third quarter	25.75	18.80
Second quarter	20.00	9.81
First quarter	11.86	7.60

As of October 31, 2007, we had approximately 1,498 holders of record of our common stock.

DIVIDEND POLICY

You should not plan on receiving a dividend on your common stock. Our former credit facilities prohibited us from paying dividends and we expect our future credit facilities to also prohibit us from paying dividends. In the past, before our credit facilities had been in place, it was not our policy to declare or pay cash dividends on our common stock. We intend to retain any future earnings for meeting our obligations and funding our growth.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock. This discussion applies only to a non-U.S. holder (as defined below) of our common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold our common stock as capital assets for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income and estate taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income or estate tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell our common stock under the constructive sale provisions of the Code and persons that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any U.S. federal gift tax consequences or any state, local or foreign tax consequences. Prospective investors should consult their tax advisors regarding the U.S. federal, state, local and foreign income, estate and other tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income and estate tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation for such purposes that is created or organized under the laws of the United States or any political subdivision thereof, (iii) a partnership (including any entity or arrangement treated as a partnership for such purposes), (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (v) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for such purposes. If a partnership (including any entity or arrangement treated as a partnership for such purposes) owns our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns our common stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

Dividends

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if certain income tax treaties apply, that are attributable to a non-U.S. holder’s permanent establishment in the United States are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. A non-U.S. holder must satisfy certain certification requirements for its effectively connected dividends to be exempt from the withholding tax described above. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•

the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if certain income tax treaties apply, is attributable to a non-U.S. Holder’s permanent establishment in the United States; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation.

•

If we were or were to become United States real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our common stock by a non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code). Individual non-U.S. holders who are subject to U.S. federal income tax because the holders were present in the United States for 183 days or more during the year of disposition are taxed on their gains (including gains from the sale of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other non-U.S. holders subject to U.S. federal income tax with respect to gain recognized on the disposition of our common stock generally will be taxed on any such gain on a net income basis at applicable graduated U.S. federal income tax rates and, in the case of foreign corporations, the branch profits tax discussed above also may apply.

Federal Estate Tax

Our common stock that is owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and, therefore, U.S. federal estate tax may be imposed with respect to the value of such stock, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding

In general, backup withholding will apply to dividends on our common stock paid to a non-U.S. holder, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person. Information generally will be reported to the Internal Revenue Service regarding the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividend.

In general, backup withholding and information reporting will apply to the payment of proceeds from the disposition of our common stock by a non-U.S. holder through a U.S. office of a broker or through the non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the Internal Revenue Service.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

PLAN OF DISTRIBUTION

General Plan of Distribution

We are registering 36,152,136 shares of our common stock on behalf of the Selling Stockholders who may sell shares of our common stock from time to time. The sales may be made on one or more exchanges or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling shares of common stock to or through broker-dealers. Shares of common stock may be sold by one or more of, or a combination of, the following:

•

purchases by broker-dealers, including block trades in which a broker-dealer will attempt to sell shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•	purchases through agents;

•	purchases through underwriters;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	directly to one or more purchasers;

•	privately negotiated transactions; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may negotiate and pay broker-dealers or other persons commissions, discounts or concessions for their services. Broker-dealers or other persons engaged by the Selling Stockholders may allow other broker-dealers or other persons to participate in resales. However, any broker-dealers or such other persons involved in the sale or resale of shares of common stock may qualify as “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). In addition, the broker-dealers’ or their affiliates’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

In addition to selling their shares of common stock under this prospectus supplement, the Selling Stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

•	transfer their shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares of common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

The shares of common stock may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Additional information related to the Selling Stockholders and the plan of distribution may be provided in one or more prospectus supplements.

Furthermore, the Selling Stockholders are not obligated to offer or sell the shares of common stock referred to in this prospectus supplement issuable upon conversion of the 3.75% Convertible Notes due 2012 or exercise of our Series A Warrants and Series B Warrants, and may choose to offer and sell the notes, the warrants, the common stock or any combination thereof. The Selling Stockholders have the right to request the registration of such other securities.

Nasdaq will bear all costs, expenses and fees in connection with the registration of shares of common stock. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares of common stock and all of their out-of-pocket expenses for their counsel and accountants. Nasdaq has agreed to use its reasonable best efforts to keep the registration of the shares of common stock effective until the date when all of the shares of common stock have been sold, subject to certain exceptions.

Underwriting

We and certain of the Selling Stockholders expect to enter into a purchase agreement with the underwriter named in a subsequent prospectus supplement (the “underwriter”) with respect to the shares of common stock to be offered and sold in a future offering. Subject to certain conditions, the underwriter will agree to purchase all of the shares offered thereby.

The underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

The underwriter may propose to offer the shares of common stock from time to time for sale in one or more transactions in The NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered thereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and / or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

In connection with such an offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it would be required to purchase in such an offering. The underwriter will need to close out any short sale by purchasing shares in the open market. The underwriter is likely create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in such an offering.

Purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and may maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “NDAQ.”

The underwriter may require us, our officers and directors and the Selling Stockholders, subject to certain exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly of indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common shares or securities convertible into or exchangeable or exercisable for any common shares without the underwriter’s prior written consent for 30 days or some other specified period of time after the date of such an offering.

The underwriter is likely to represent and agree that:

(a) it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by The Nasdaq Stock Market, Inc. of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to The Nasdaq Stock Market, Inc.; and

(c) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter is likely to agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no

advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus supplement is not expected to be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares may be subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities are not expected to be and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and the underwriter is likely to agree that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

No prospectus (including any amendment, supplement or replacement thereto) is likely to be prepared in connection with the offering of the shares that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares are expected to be offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the shares is expected to be released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Such an offering of the shares is not expected to be cleared by the Italian Shares Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian Shares legislation and, accordingly, the underwriter may acknowledge and agree that the shares may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement or any other documents relating to the shares be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Service Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the shares or distribution of copies of this prospectus supplement or any other document relating to the shares in Italy may and will be effected in accordance with all Italian shares, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the shares in such an offering will be solely responsible for ensuring that any offer or resale of the shares it purchased in such an offering occurs in compliance with applicable laws and regulations.

This prospectus supplement and the accompanying prospectus and the information contained therein are expected to be intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, are not expected to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive, the provisions relating to European Economic Area above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

It is expected that we and certain of the Selling Stockholders will agree to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our common stock is quoted on The NASDAQ Global Select Market under the trading symbol “NDAQ.”

The SEC allows “incorporation by reference” into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on February 28, 2007;

•

our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, which we filed with the SEC on May 9, 2007, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, which we filed with the SEC on August 1, 2007;

•

our Definitive Proxy Statement on Schedule 14A, which we filed with the SEC on April 20, 2007, our Preliminary Proxy Statement on Schedule 14A, which we filed with the SEC on October 12, 2007 and our Preliminary Proxy Statement on Schedule 14A, which we filed with the SEC on November 5, 2007;

•

our Current Reports on Form 8-K, which we filed with the SEC on March 9, 2007, April 24, 2007, May 25, 2007, May 31, 2007, August 9, 2007, August 17, 2007, August 20, 2007, August 20, 2007, September 20, 2007, September 21, 2007, September 26, 2007, October 1, 2007, October 3, 2007, October 4, 2007, October 18, 2007, November 7, 2007 (excluding the information furnished under Item 7.01 and the press release filed as Exhibit 99.1) and November 8, 2007; and

•	the description of our common stock contained in our Current Report on Form 8-K, which we filed with the SEC on November 8, 2007.

All documents and reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of this offering shall be deemed incorporated into this prospectus supplement.

You should only rely on the information contained in this prospectus supplement, the prospectus and the documents incorporated by reference. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later will automatically supersede the information in this prospectus supplement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement. You should direct requests for documents to: Investor Relations, The Nasdaq Stock Market, Inc., One Liberty Plaza, New York, New York 10006, (212) 401-8700, email: investor.relations@nasdaq.com.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriter by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements of The Nasdaq Stock Market, Inc. appearing in The Nasdaq Stock Market, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 (including the schedule appearing therein), and The Nasdaq Stock Market, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical consolidated financial statements of OMX AB (publ) included in The Nasdaq Stock Market, Inc.’s Preliminary Proxy Statements on Schedule 14A filed with the SEC on October 12, 2007 and November 5, 2007 have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers AB, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

THE NASDAQ STOCK MARKET, INC.

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	debt securities, which may be senior debt securities or subordinated debt securities;

•	shares of our preferred stock;

•	shares of our common stock; and

•	warrants to purchase debt or equity securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is quoted on the Nasdaq National Market under the trading symbol “NDAQ.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2006

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Nasdaq,” “we,” “our,” or “us” refer to The Nasdaq Stock Market, Inc., and its direct and indirect subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities, preferred stock, common stock and warrants, as described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

To the extent that this prospectus is used by any selling securityholder to resell any securities, information with respect to the selling securityholder and the terms of the securities being offered will be contained in a prospectus supplement.

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the trading symbol “NDAQ.”

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2004, which we filed with the SEC on March 14, 2005;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, which we filed with the SEC on May 10, 2005, as amended on May 13, 2005, August 9, 2005 and November 8, 2005, respectively;

•

our Current Reports on Form 8-K, which we filed with the SEC on January 25, 2005, February 11, 2005, March 8, 2005, March 29, 2005, April 27, 2005, April 28, 2005, May 13, 2005, June 13, 2005, June 16, 2005, September 1, 2005, September 9, 2005, November 30, 2005, December 2, 2005, December 14, 2005, December 20, 2005, January 9, 2006, January 12, 2006 and January 24, 2006;

•	our Current Report on Form 8-K/A, which we filed with the SEC on January 27, 2006;

•	those portions of our definitive Proxy Statement for the 2005 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K; and

•	the description of our common stock contained in Amendment No. 5 to our Registration Statement on Form 10 (File No. 000-32651) filed on November 19, 2001.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering.

You may request a copy of these filings, at no cost, by writing, telephoning or emailing us as follows: Investor Relations, The Nasdaq Stock Market, Inc., One Liberty Plaza, New York, New York 10006, (212) 401-8700, email: investor.relations@nasdaq.com.

THE NASDAQ STOCK MARKET

We are a leading provider of securities listing, trading, and information products and services. Our revenue sources are diverse and include revenues from transaction services, market data products and services, listing fees, and financial products. We operate The Nasdaq Stock Market, the largest electronic equity securities market in the United States, both in terms of number of listed companies and traded share volume. We also operate The Nasdaq Market Center, which provides market participants with the ability to access, process, display and integrate orders and quotes for stocks listed on The Nasdaq Stock Market and other national stock exchanges. We manage, operate and provide our products and services in two business segments, our Issuer Services segment and our Market Services segment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30,	Year Ended December 31,
	2005(2)	2004(3)	2003(4)	2002	2001	2000(5)
Ratio of Earnings to Fixed Charges (1):	7.23	1.22	(2.48)	6.59	10.80	17.87
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	6.01	0.71	(1.73)	6.59	10.80	17.87

(1)

For purposes of this calculation, earnings are defined as pre-tax income from continuing operations before minority interests plus interest and related expenses. Fixed charges are the sum of interest and related expenses.

(2)	Includes costs of $17.9 million associated with Nasdaq’s 2005 cost reductions.

(3)	Includes costs of $62.6 million associated with Nasdaq’s 2004 cost reductions.

(4)	Includes costs of $97.9 million associated with Nasdaq’s strategic review in 2003.

(5)	Adjusted for cumulative effect of change in accounting principle of $169.0 million.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, and warrants that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be The Bank of New York. The forms of indentures are filed as exhibits to the registration statement of which this prospectus forms a part. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of The Nasdaq Stock Market, Inc. and will not be guaranteed by any of our subsidiaries. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness. The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

DESCRIPTION OF COMMON STOCK

General

As of December 31, 2005, we are authorized to issue up to 300,000,000 shares of common stock. Mellon Investor Services is the transfer agent and registrar for our common stock. Shares of common stock are quoted on the Nasdaq National Market under the trading symbol “NDAQ.”

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders except that any person, other than NASD or any other person as may be approved for such exemption by the board of directors prior to the time such person owns more than 5% of the then outstanding shares of common stock, who otherwise would be entitled to exercise voting rights in respect of more than 5% of the then outstanding shares of common stock will be unable to exercise voting rights in respect of any shares in excess of 5% of the then outstanding shares of common stock. At any meeting of our stockholders, a majority of the votes entitled to be cast (currently, the common stock, Series D Preferred Stock and 3.75% convertible subordinated notes due 2012) will constitute a quorum for such meeting. Additionally, in response to the SEC’s concern about a concentration of our ownership, our exchange registration application includes a rule that, effective upon exchange registration, prohibits any member of Nasdaq or a person associated with such member from beneficially owning more than 5% of the outstanding shares of common stock.

Under the certificate of incorporation, our board of directors may waive the application of the 5% voting limitation to persons other than brokers, dealers, their affiliates, and persons subject to statutory disqualification under Section 3(a)(39) of the Exchange Act. In the event that the board of directors approves an exemption from the 5% voting limitation (other than an exemption granted in connection with a strategic market alliance) and seeks the concurrence of the SEC with respect thereto, we have agreed to grant Hellman & Friedman and Silver Lake Partners, holders of our 3.75% convertible subordinated notes, a comparable exemption from such limitation and to use our best efforts to obtain SEC concurrence of such exemption. At our 2005 Annual Meeting of Stockholders, stockholders approved an amendment to the certificate of incorporation granting each of the holders of the convertible notes the right to vote with the holders of common stock and Series D Preferred Stock on matters submitted to a vote of stockholders, subject to the 5% voting limitation.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for them. In the event of liquidation, dissolution, or winding-up of Nasdaq, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. We have not declared or paid cash dividends on our common stock. We currently do not intend to pay any cash dividends on our common stock. Rather, we currently plan to retain any future earnings for funding our growth. Future dividends, if any, will be determined by our board of directors.

This summary is not meant to be complete. You should refer to the applicable provision of our charter and by-laws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

DESCRIPTION OF PREFERRED STOCK

The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund provisions, if any, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for The Nasdaq Stock Market, Inc. by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of The Nasdaq Stock Market, Inc. appearing in The Nasdaq Stock Market, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), and The Nasdaq Stock Market, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein (which did not include an evaluation of the internal control over financial reporting of Toll Associates LLC), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Toll Associates LLC from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Toll Associates LLC as of December 31, 2004 and for the period September 7, 2004 through December 31, 2004, have been audited by Deloitte and Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference.

The audited historical consolidated financial statements of Instinet Group Incorporated included in Exhibit 99.1 of The Nasdaq Stock Market, Inc.’s Current Report on Form 8-K/A dated January 27, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.